Exhibit 99.2

Kreido Biofuels and Vopak Terminal Wilmington
Have Entered Into a Liquids Handling Agreement

Camarillo, California – June 13, 2007 – Kreido Biofuels, Inc. (OTC BB: KRBF), announced today that they have entered into a long term liquids handling agreement with Vopak Terminal North America, Inc., professionals in liquid bulk logistics. Under the terms of the agreement, the Vopak terminal located at the Port of Wilmington, North Carolina will provide storage and vessel, barge, tank car and tank truck loading and unloading infrastructure to handle Kreido’s raw feedstocks, finished product, and other liquids associated with the production of biodiesel.

“We are pleased to be working with Vopak, the world’s largest independent tank terminal operator. This contract marks for us a significant step in executing our plan to have our first biodiesel plant operational in the first quarter of 2008,” stated Dr. Joel Balbien, Kreido Biofuels’ President and CEO.

Kreido has optioned Port land adjacent to the Vopak terminal. Vopak will be providing for the storage of Kreido’s biodiesel, glycerin and refined oil feedstocks (soybean, canola, and palm), loading and unloading of these materials from vessel, barge, tank car and tank truck as well as providing for the liquids pipeline transport to be constructed between Kreido’s facility and Vopak’s terminal.

“Kreido sees a big market opportunity in Wilmington. Vopak’s large storage capacity, well run operation and safety record will enable us to maximize the Port’s world-class supply chain solution and deep water access to potential feedstock,” states Phil Lichtenberger, Kreido’s Senior Vice President.

About the Company
Kreido Biofuels, Inc. has invested $20 million to provide the world renewable energy through its proprietary process intensification technology — the STT® system. The Company is currently developing biodiesel plants in the U.S. that will have an anticipated aggregate nameplate capacity of 100 million gallons per year. Kreido’s plants are built around its STT® 30G biodiesel production unit, a complete pipe-to-pipe biodiesel production system that significantly improves the efficiency, quality, and process control of biodiesel production. Committed to building a sustainable future, Kreido Biofuels’ plants have a smaller footprint and offer feedstock flexibility. The Company plans to license its biodiesel technology internationally and to third-party biodiesel producers in the U.S. Kreido Biofuels is based in Camarillo, California. STT is a registered USPTO trademark of Kreido Biofuels, all rights reserved. For more information about Kreido Biofuels, visit www.kreido.com.

About Vopak
Royal Vopak (head-quartered in Rotterdam, the Netherlands) is the world’s largest independent tank terminal operator specializing in the storage and handling of liquid and gaseous chemical and oil products. On request, Vopak can provide complementary logistics services for customers at its terminals. Vopak operates 75 terminals with a storage capacity of more than 21 million cbm in 30 countries, of which 4.1 million cbm in 19 terminals by the division Chemicals Europe, Middle East & Africa. The terminals are strategically located for users and the major shipping routes. The majority of its customers are companies operating in the chemical and oil industries, for which Vopak stores a large variety of products destined for a wide range of industries.

Contact:

for Kreido Biofuels, Inc.
Public Relations Contact:
DGPR, LLC
Denica Gordon, (323) 253-9337
dgprconsulting@aol.com
Investor Relations Contact:
Integrated Corporate Relations
Ina McGuinness, 310-954-1100
Ina@icrinc.com
jmills@icrinc.com